EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. COMPLETES ACQUISITION OF PLASTIC FILMS SEGMENT OF ATLANTIS PLASTICS, INC.

Transaction Positions AEP as a Preferred Supplier of Flexible Packaging

South Hackensack, NJ – October 31,  2008 – AEP Industries Inc. (Nasdaq: AEPI) (“AEP”) today announced that it has closed its acquisition of substantially all of the assets of the Plastic Films segment of Atlantis Plastics, Inc. (OTC: ATPL.PK) for a purchase price of $99.2 million in cash.  The assets include approximately $56.8 million of net working capital, which remains subject to a post-closing true-up and a corresponding purchase price adjustment (up to a maximum of $2.5 million upwards or downwards).  As previously announced, AEP is financing the transaction primarily through availability under its revolving credit facility as well as cash on hand.  Concurrently with the closing, the revolving credit facility was amended to increase availability from $125.0 million to $150.0 million.

The integration of the Plastic Films segment positions AEP as a preferred supplier of flexible packaging by bringing together two producers that are industry leaders across many product categories.  Atlantis’ Linear Stretch films business will become part of AEP’s Stretch film operations and Atlantis’ Custom Films division will be folded into AEP’s Proformance Films operations, which will focus on highly engineered specialty high–performance mono and coextruded products.  In addition, the Plastics Films institutional products division will be folded into AEP’s institutional products division.  The combinations of these groups will provide unmatched capabilities in the industry and exponential improvement in the individual product offerings.  Plastic films products are used in a variety of applications, including storage, transportation, food packaging, appliance, building products and other commercial and consumer applications.

“We are delighted with the closing of this transaction on time and are pleased that we will be able to provide all of our customers with a larger selection of high quality stretch and custom films products,” said Brendan Barba, Chairman and Chief Executive Officer of AEP Industries.  “This acquisition immediately enhances the value of our business portfolio, including strengthening our suite of products and services to meet the demands of both companies’ unique customers.  The addition of the Plastic Films segment adds critical mass to an already successful business and will better position AEP to build additional shareholder value over the long term.”

Mr. Barba continued, “We welcome our new customers and employees to the AEP team and look forward to continuing and expanding our business to include all of them in the coming weeks.”

About AEPI

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect management’s current views with respect to future events and financial performance.  Actual events and results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, risks associated with general economic conditions, the integration of the plastic films segment of Atlantis Plastics with the Company and other risks described in the Company’s annual report on Form 10-K for the year ended October 31, 2007 and subsequent filings of the Company with the Securities and Exchange Commission (SEC).  Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.